Contact: Walmart Media Relations
Phone: 1-800-331-0085
http://news.walmart.com/reporter
Euronet Contact:
Stephanie Taylor, 913-327-4200

Walmart Introduces Exclusive Money Transfer Service,
Cuts Fees by up to 50 Percent for Customers

Powered by Ria, Walmart-2-Walmart brings lower fees, simplicity, and transparency to the money transfer market

BENTONVILLE, Ark. – April 17, 2014 – Millions of customers transfer money domestically each year, many of them struggling to navigate the complex and costly fees that come with each transaction. Today, Walmart and Ria are launching a retail industry first – Walmart-2-Walmart Money Transfer Service. Available April 24, the new low-cost service allows customers to transfer money to and from more than 4,000 Walmart stores nationwide for up to 50 percent less than similar offerings on the market.

“After listening to our customers complain about the high fees and confusion associated with transferring money, we knew there had to be a solution,” said Daniel Eckert, senior vice president of services for Walmart U.S. “Walmart-2-Walmart brings new competition and transparent, everyday low prices to a market that has become complicated and costly for our customers. We’re doing what we do best – launching a new service that challenges the status quo and drives down prices for our customers.”

Walmart-2-Walmart offers a clear fee structure with just two pricing tiers: customers can transfer up to $50 for $4.50 and up to $900 for $9.50. Competitive offerings often include 10 or more fee tiers and charge up to $70 for transferring less than $1,000. Money transfers above $50 make up the majority of transactions in the U.S. Walmart-2-Walmart will bring dramatic savings to these customers, for example:

Money Transfer Amount	Competitors’ Prices	Walmart-2-Walmart Price
0-50	$4.75 to $5.00	$4.50
50-200	$11 to $12	$9.50
400-500	$34.50 to $40
600-700	$46 to $58
800-900	$57 to $76

Walmart-2-Walmart leverages the retailer’s existing footprint and technology, and is powered by Ria, a Euronet subsidiary and a leading global provider of money transfers. Ria is the licensed money transfer operator for all Walmart-2-Walmart transactions, and Walmart acts as the authorized agent of Ria.

“We believe the combination of Walmart’s existing footprint, with Ria’s high-quality service, and our shared focus on the customer is what makes Walmart-2-Walmart a true differentiator and stand apart from other services on the market,” said Juan Bianchi, chief executive officer of Ria Money Transfer. “Walmart-2-Walmart isn’t just another money transfer service. It provides customers the best value with the speed and security they expect.”
Almost 28 percent of Americans are classified as either underbanked or unbanked, with millions using money transfers as a critical part of maintaining household budgets or helping friends and family in times of crisis. Communities that rely on money transfers the most include members of the military or oil field workers who send part of their paycheck back to their families each week.
Walmart also offers other everyday money services such as check cashing, bill pay, money orders and tax preparation services, as well as industry-leading pre-paid card programs though the Walmart MoneyCard, and Bluebird, a checking and debit alternative. These services – and Walmart-2-Walmart – are available at the Walmart MoneyCenter or Walmart’s customer service desks.

“Walmart-2-Walmart is a great example of how Walmart continues to partner with world-class providers to offer customers financial products and services that provide clear benefits and help them save money,” added Eckert. “The entrance of Walmart-to-Walmart into the money transfer market is good for our customers and good for business.”

For more information, please visit: news.walmart.com/walmart2walmart

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Editor’s Note: Compared to other money transfer providers at Walmart for 12 months ending April 15, 2014.  Savings vary by transfer amount. Available for domestic transfers up to $900. Visit the Walmart MoneyCenter for details.

About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better – anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 245 million customers and members visit our 11,302 stores under 71 banners in 27 countries and ecommerce websites in 10 countries. With fiscal year 2014 sales of over $473 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

About Ria
Ria Money Transfer is a global leader in money remittances and is a recognized benchmark in both quality and service. Ria initiates transfers through a network of sending agents and company-owned stores located throughout North America, Europe and Australia as well as online at www.riamoneytransfer.com. In 2013, Ria processed approximately 28 million money transfer with a face value of more than $9 billion through a network of 216,000 locations in 135 countries. Ria is steadfast in its commitment to customers and remains ingrained within the communities in which they live. For more information visit www.moneytransfer.com.

Ria is a subsidiary of Euronet Worldwide, Inc. (NASDAQ: EEFT), a worldwide leader in processing secure electronic financial transactions. Through three business segments – Electronic Financial Transactions (EFT), epay Prepaid Products and Ria Money Transfer – Euronet offers a diverse portfolio of electronic payment alternatives to customers in approximately 155 countries. In addition to consumer-to-consumer money transfer, Euronet’s product portfolio includes comprehensive ATM services, point-of-sale processing, card outsourcing services, prepaid mobile airtime and other prepaid content and mobile operator solutions.